Filed pursuant to Rule 424(b)(2)
                                                             File No. 333-137215

Pricing Supplement No. 66 dated April 18, 2007.
(To Prospectus dated September 8, 2006, and to Product Supplement SP-1, dated December 6, 2006)
This Pricing Supplement consists of 3 pages.

                        Hartford Life Insurance Company
                     Principal Protected Medium-Term Notes

The description in this pricing supplement of the particular terms of the following series of principal protected medium-term notes offered hereby supplements the description of the general terms and provisions of the notes set forth in the Prospectus dated September 8, 2006, and the Product Supplement SP-1, dated December 6, 2006, both of which are hereby incorporated by reference.

                   Equity Indexed Notes due April 23, 2014

CUSIP Number:                     4165X2AP1
Series Number:                    407363
Trade Date:                       April 18, 2007
Issuance Date:                    April 23, 2007
Stated Maturity Date:             April 23, 2014
Supplemental Payments:            Yes [X]   No [ ]
  Relevant Index:                 S&P 500 Index
  Initial Index Level:            1472.50
  Participation Rate:             105.00%
  Off-Set Amount:                 None.
  Minimum Return:                 None.
  Maximum Return:                 None.
  Index Valuation Date(s):        The 18th day of each month, starting on
                                  November 18, 2013, and ending on
                                  April 18, 2014.
Interest Rate, if any:            None.
  Interest Payment Frequency:     N/A
  Initial Interest Payment Date:  N/A
  Day Count Convention:           N/A
Price to Public:                  100%
Agent's Discount:                 3.25%

Optional Redemption:              Yes [ ]   No [X]
   Optional Redemption Date(s):   N/A
   Initial Redemption Percentage: N/A
   Annual Percentage Reduction:   N/A
   Redemption may be:             [ ] In whole only.
                                  [ ] In whole or in part.

The Survivor's Option:            [ ] is  [X] is not available.
   Annual Put Limitation:         N/A
   Individual Put Limitation:     N/A
   Series Put Limitation:         N/A

Securities Exchange Listing:      None.

Specified Currency:               U.S. Dollars

Authorized Denominations:         $1,000 integral amounts.


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

Calculation Agent:                Bear, Stearns & Co. Inc.

Other Provisions Relating
   to the Notes:                  None.

Special Tax Considerations: The "comparable yield" on the notes described herein will be 4.626%, compounded annually. This "comparable yield," results in a "projected payment schedule," per $1,000 of a Note, of a single payment at maturity of $372.39. The table below shows the OID that will accrue each year, based on this information. The amount in the center column reflects the total interest amount a calendar year taxpayer who purchases and holds a $1,000 note to maturity would generally include in his or her taxable income each year. At maturity, however, if the actual Supplemental Payment exceeds the projected Supplemental Payment, the excess would be included in income for the year of maturity. Conversely, if the actual Supplemental Payment were less than the projected Supplemental Payment, the difference generally would be an ordinary loss in that year, to the extent of previous income inclusions under the note, and the balance generally would be a capital loss.

--------------------------------------------------------------------------------
  CALENDAR YEAR          ACCRUED OID PER          TOTAL ACCRUED OID PER $1,000
                            $1,000 NOTE                NOTE THROUGH YEAR-END
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2007 (from 4/23)              $31.82                          $31.82
--------------------------------------------------------------------------------
       2008                   $47.78                          $79.60
--------------------------------------------------------------------------------
       2009                   $49.94                         $129.54
--------------------------------------------------------------------------------
       2010                   $52.25                         $181.79
--------------------------------------------------------------------------------
       2011                   $54.61                         $236.40
--------------------------------------------------------------------------------
       2012                   $57.26                         $293.66
--------------------------------------------------------------------------------
       2013                   $59.85                         $353.51
--------------------------------------------------------------------------------
  2014 (to 4/23)              $18.88                         $372.39
--------------------------------------------------------------------------------


Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes. You are urged to review carefully the section entitled "Additional Material United States Federal Income Tax Considerations" in Product Supplement SP-1, dated December 6, 2006, and consult your tax adviser regarding your particular circumstances.

Agents: Bear, Stearns & Co. Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Charles Schwab & Co., Inc.; Citigroup; Fidelity Capital Markets Services, a division of National Financial Services, LLC; Merrill Lynch & Co.; Morgan Stanley; Piper Jaffray & Co.; Raymond James; RBC Dain Rauscher, Inc.; Scott & Stringfellow, Inc.; UBS Investment Bank; Wachovia Securities

             INFORMATION PERTAINING TO THE RATINGS OF THE NOTES

It is anticipated that, as of April 23, 2007, the Notes will be rated by the indicated rating agencies as follows:

            Standard & Poor's:  AA-
            Moody's:            A1
            Fitch:              AA-
            A.M. Best:          a+


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

                       SUPPLEMENTAL PAYMENT ILLUSTRATION

The following table illustrates the Supplemental Payment that would be made on the Maturity Date assuming the Index Return, reflecting the Ending Index Level, is as listed in the first column. The table reflects the actual Participation Rate for the series of Notes described herein.

----------------------------------------------------------------------------------------------------
  INDEX RETURN            INDEX RETURN X              SUPPLEMENTAL               TOTAL MATURITY
                        PARTICIPATION RATE               PAYMENT                    PAYMENT
                             (105.00%)              (PER $1,000 NOTE)          (PER $1,000 NOTE)
----------------------------------------------------------------------------------------------------
       80%                    84.00%                     $840.00                   $1,840.00
----------------------------------------------------------------------------------------------------
       60%                    63.00%                     $630.00                   $1,630.00
----------------------------------------------------------------------------------------------------
       40%                    42.00%                     $420.00                   $1,420.00
----------------------------------------------------------------------------------------------------
       20%                    21.00%                     $210.00                   $1,210.00
----------------------------------------------------------------------------------------------------
       10%                    10.50%                     $105.00                   $1,105.00
----------------------------------------------------------------------------------------------------
       5%                      5.25%                     $52.50                    $1,052.50
----------------------------------------------------------------------------------------------------
       0%                       0%                         $0                      $1,000.00
----------------------------------------------------------------------------------------------------
       -5%                      0%                         $0                      $1,000.00
----------------------------------------------------------------------------------------------------
      -10%                      0%                         $0                      $1,000.00
----------------------------------------------------------------------------------------------------
      -20%                      0%                         $0                      $1,000.00
----------------------------------------------------------------------------------------------------
      -40%                      0%                         $0                      $1,000.00
----------------------------------------------------------------------------------------------------
      -60%                      0%                         $0                      $1,000.00
----------------------------------------------------------------------------------------------------
      -80%                      0%                         $0                      $1,000.00
----------------------------------------------------------------------------------------------------

This table is illustrative only. See the Product Supplement SP-1 described above for a more detailed description of the methodology for computing the amounts in this table.

                             ADDITIONAL INFORMATION
The Prospectus and the Product Supplement SP-1 referred to above are both available on the SEC Website as follows:

Product Supplement SP-1, dated December 6, 2006:
HTTP://WWW.SEC.GOV/ARCHIVES/EDGAR/DATA/45947/000093041306008408/0000930413-06-
008408-INDEX.HTM

Prospectus dated September 8, 2006:
HTTP://WWW.SEC.GOV/ARCHIVES/EDGAR/DATA/45947/000093041306006622/0000930413-06-
006622-INDEX.HTM


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